Exhibit 23.1


                  INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
Heartland Financial USA, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-3 for the Heartland Financial USA, Inc. Dividend Reinvestment Plan of our report dated on January 19, 2001, relating to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Heartland Financial USA, Inc. and subsidiaries, and to the reference to our firm under the heading of "Experts" in the registration

                          /s/ KPMG LLP

Des Moines, Iowa
January 22, 2002